Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION TO BE ACQUIRED BY JER

PARTNERS FOR $19.50 PER SHARE IN CASH

MCLEAN, VA – April 24, 2007 – Highland Hospitality Corporation (“Highland”) (NYSE: HIH), today announced that it has entered into a definitive agreement to be acquired by affiliates of JER Partners Acquisitions IV, LLC (“JER”). The all-cash transaction is valued at approximately $2.0 billion, including the assumption by JER of approximately $260 million of Highland’s existing indebtedness.

Under the terms of the agreement, JER will acquire all of Highland’s outstanding common stock and operating partnership (“OP”) units for $19.50 per share and per OP unit in cash. The purchase price represents a premium of approximately 15% over Highland’s three-month average closing share price. Also, pursuant to the terms of the agreement, no future dividends will be paid on the common stock. In addition, JER has agreed that, as promptly as practicable after the completion of the merger, it will liquidate the surviving corporation in the merger. In the liquidation, each holder of a share of Highland’s 7.875% Series A Cumulative Redeemable Preferred Stock will receive $25.00 per share in cash plus any then accrued but unpaid dividends.

Completion of the transaction, which is subject to shareholder and regulatory approvals as well as other customary closing conditions, is currently expected to occur in the third quarter of 2007. The transaction is not subject to a financing condition. Highland’s board of directors has unanimously approved the merger agreement and has recommended the approval of the transaction by the company’s common shareholders at a special meeting that will be held on a date to be announced.

James L. Francis, Highland’s President and Chief Executive Officer, stated, “The proposed merger reflects our commitment to deliver value to our shareholders. We have built a portfolio of high-quality hotels and resorts and believe that the price offered by JER fairly reflects the underlying value of these assets. JER is a well-respected firm with a strong track record in our industry. We look forward to working together to gain shareholder approval and consummate this merger.”

“Highland has assembled a premium portfolio of upscale properties,” added Cia Buckley, President of JER’s U.S. Fund Business. “JER intends to undertake a focused capital investment program to position the portfolio for further growth. We view this as a key strategic investment for our organization.”

Bear, Stearns & Co. Inc. and Merrill Lynch & Co. acted as financial advisors to Highland, and Hogan & Hartson L.L.P. acted as its legal advisor. Wachovia Securities and Citi acted as financial advisors to JER, acquisition financing is being provided by Wachovia Bank and O’Melveny & Myers LLP and Allen & Overy LLP acted as JER’s counsel.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

Additionally, Highland announced today that it will release its earnings for the quarter ended March 31, 2007 after the market closes on Wednesday, May 2, 2007.

About Highland:

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments in the United States. The Company owns 27 hotel properties with an aggregate of 8,379 rooms in 14 states and the District of Columbia. Additional information can be found on the Company’s website at www.highlandhospitality.com.

About JER Partners:

JER and its affiliates (“JER Partners”) is the private equity investment arm of the J.E. Robert Company, Inc., a real estate investment management company with more than 25 years of experience in sourcing, underwriting and managing a broad spectrum of real estate equity investments and debt products in North America and Europe. JER Partners currently manages eight discretionary equity capital funds aggregating over $3.0 billion of committed equity. These funds focus on office, hospitality, retail, multi-family, healthcare-related real estate and industrial properties, commercial mortgage-backed securities and mezzanine financing. For more information on JER, please visit www.jer.com.

Over the past 24 months, JER Partners has had an ownership position in more than 17,000 hotel rooms. Currently, JER Partners’ hotel portfolio consists of more than 170 properties. These properties include those operated under the Starwood, Marriott, Hilton and Hyatt flags along with those operated by Longhouse Hospitality.

Forward Looking Statements

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction and any other statements contained in this news release that are not purely historical fact are forward-looking statements. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the approval of the proposed merger by regulatory agencies, approval of the merger by the shareholders of Highland, satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement and the risks that have been described from time to time in Highland’s reports filed with the Securities and Exchange Commission.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

(“SEC”), including its annual report on Form 10-K for the fiscal year ended December 31, 2006. This document speaks only as of its date, and each of Highland and JER disclaims any duty to update the information herein.

Additional Information and Where to Find It:

In connection with the proposed merger and required shareholder approval, Highland will file a proxy statement with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed merger.

Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Highland at the SEC website at http://www.sec.gov. We also make available free of charge through our Internet site our filings with the Securities and Exchange Commission as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission.

Participants in the Solicitation

Highland and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Highland’s participants in the solicitation is set forth in Highland’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

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Contact Information:

For Highland:

Sean Dell’Orto

VP and Treasurer

703-336-4921

sd@highlandhospitality.com

For JER Partners:

Dave Sturtevant

Vice President of PR

ROI Public Relations

703-813-5643 X243

daves@roiadvertising.com